EXHIBIT 99

Kentucky First Federal Bancorp

For Immediate Release December 14, 2005

Contact:	Don Jennings, President	(502) 223-1638
	Clay Hulette, Vice President	(502) 223-1638
	Tony Whitaker, Chairman	(606) 436-3860

Kentucky First Federal Bancorp Announces Plans to Repurchase Shares for Benefit Plan

          Kentucky First Federal Bancorp, (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Company’s Board of Directors has authorized the repurchase of up to 168,486 shares of its common stock.  As a percentage of shares outstanding, the repurchase will represent 1.96% of 8,596,064 shares.    The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

          Tony D. Whitaker, Chairman and CEO of the Company, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six months.  Mr. Whitaker explained that the shares to be repurchased will be held as treasury stock and used to offset dilution caused by the issuance of restricted stock awards under the Company’s 2005 Equity Incentive Plan, which was approved by shareholders at the Company’s annual meeting of stockholders held on November 15, 2005.

          According to Mr. Whitaker, the repurchases generally would be effected through open market purchases.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Frankfort, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At September 30, 2005 the Company had approximately 8,596,000 shares outstanding.